UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 14, 2014

ZOOM TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18672	51-0448969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

U.S. office:
c/o Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105

(Address of principal executive offices including zip code)

(212) 370-1300
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposal of Assets.

As previously disclosed in Zoom Technologies, Inc.'s (the "Company") Quarterly Report on Form 10-Q for the period ended March 31, 2014, on May 31, 2014, the Company's board of directors decided that it would explore the sale of its remaining operating asset, SpreadZoom Technologies Co. Ltd. ("SpreadZoom"). On May 14, 2014, the Company entered into a Share Transfer Agreement with Tianjin Huatianli Trading Co., Ltd. ("Huatianli"), the acquirer of the Company's former subsidiary, Tianjin Tong Guang Group Digital Communication Co., Ltd ("TCB Digital"), to sell the Company's 47.4% interest (the "Asset") in SpreadZoom to Huatianli. Pursuant to the agreement, the final purchase price for the Asset should be agreed upon at a later date upon the completion of a third party appraisal; however, the purchase price would be no less than RMB 20 million. In connection with the proposed transaction, on May 6, 2014, Huatianli paid the Company a refundable deposit of RMB2 million. On June 11, 2014, the transfer of the Company's equity in SpreadZoom was recorded with the relevant PRC authorities.

Pursuant to the agreement, the closing of the Asset sale is subject to certain closing conditions, including the determination and payment of a final purchase price, and the agreement is subject to termination in the event that the parties fail to agree on a final purchase price. Notwithstanding the foregoing, as of May 14, 2014, the date of the share transfer agreement, the Company transferred control of SpreadZoom's operations to Huatianli, and the Company is no longer operating SpreadZoom. The Company is currently evaluating whether the Quarterly Report on Form 10-Q for the period ended June 30, 2014 (the "June 30, 2014 10-Q") will include operating results for SpreadZoom.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 20, 2014, the Company received a Nasdaq Staff Deficiency Letter indicating that, as a result of the Company not timely filing its June 30, 2014 10-Q, the Company failed to comply with the periodic filing requirements for continued listing set forth in Rule 5250(c)(1) of the Nasdaq Listing Rules. In accordance with Nasdaq Listing Rule 5101, Nasdaq has provided the Company until September 18, 2014 to submit a plan to regain compliance. The Company expects to be able to meet that deadline. The Company intends to separately issue a press release notifying ther public of the decficiency letter promptly after the filing of this report. The full text of the press release is set forth in Exhibit 99.1 attached hereto.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2014, Patrick Wong resigned from all positions with the Company and its subsidiaries, including as Chief Financial Officer, Secretary and a member ("Director") of the Board of Directors ("Board") of the Company. Mr. Wong's resignation followed a request from the Board to resign in connection with the audio recording relating to the Tinho Acquisition, as further described in Item 8.01 below, and on account of the significant damage that such recording has brought to the Company, including but not limited to the incurring of significant legal and professional expenses and delays to the Company's required filings with the SEC. Mr. Wong did not resign as a result of any disagreements with the Company on any matter relating to the Company's application of financial reporting and accounting standards.

In connection with Mr. Wong's resignation, Mr. Wong agreed to provide transitional assistance through February 28, 2015 relating to select Company matters. As consideration for such services, the Company agreed to pay Mr. Wong $85,000, of which $45,000 is payable, upon Wong's satisfaction of certain conditions, by September 3, 2014, and $40,000 is payable upon Mr. Wong's satisfaction of the requested assistance.

The Company has provided Mr. Wong a copy of the disclosures under this Item 5.02 and has provided him with an opportunity to furnish a letter stating whether he agrees with such statements and in which respects in which he does or does not agree. On August 26, 2014, the Company received a letter from a representative of Mr. Wong, stating that Mr. Wong disagrees with Lei Gu, the Company's Chief Executive Officer, on the following actions:

  The capital injection by Gu into TCB Digital after a definitive agreement to sell the asset to a purchaser (who might be a related party) obtains a windfall.
  Holding of most of the cash of the Company in a trust account in Mongolia, with only Gu having access to funds.
  The decision by Gu to hold the majority of the Company's assets in the "trust account" that is not consistent with previous public announcements that those funds would be invested in a North American business.
  The "trust account" does not appear to be insured against loss of principal and seems to be illiquid.
  Gu controlling access to Company funds exclusively and taking action to maximize his unilateral control over Company funds.
  Gu resisting suggestions that checks and controls be in place in relation to deployment and safeguarding of company assets.
  Not utilizing Gu-controlled Company funds to maximize value for the shareholders including the purchase of an operating company to prevent Zoom from becoming a shell and from being de-listed from Nasdaq.
  Gu not releasing funds to grow the Company (e.g. to maintain offices, staff, etc.) but rather holding the funds or using them in related party transactions.
  Not utilizing Gu-controlled Company funds to timely meet financial obligations, thus incurring very significant additional expenses and penalties for the Company.
  Gu's unwillingness to commit resources to a system of internal controls in order to improve the quality and timeliness of financial reporting.
  Gu's opposition to taking action to collect on receivables and debt obligations from related parties
  Gu's reluctance to take action against Tianjin Leimone (a related party) for its negligence in delivering a completed factory with land to Spreadzoom/Zoom.
  Gu's refusal to protect Zoom's interest against negligence and breaches by Tianjin Leimone (a related party) as developer of the new factory.
  Gu's continued actions to either directly or indirectly (through numerous complicated transfers, exchanges, and transactions) benefit related parties or parties with which Gu has strong preexisting relationships.

Mr. Gu completely disagrees with the accuracy of the above statements from Mr. Wong and he and the Company reserves all legal rights in connection with Mr. Wong's resignation.

Item 8.01 Other Events.

As previously reported in the Company's Current Report on Form 8-K filed on January 15, 2014, on January 13, 2014, the Company entered into a non-binding Letter of Intent (the "LOI") with Tinho Union Holding Group ("Tinho"), pursuant to which the Company would acquire all the issued and outstanding shares of Tinho and Tinho would become a wholly owned subsidiary of the Company (the "Tinho Acquisition"). The LOI provided the parties with exclusivity until the earlier of: (i) June 30, 2014; (ii) the time that all parties agree in writing not to pursue the Tinho Acquisition; or (iii) execution of a definitive agreement for the Acquisition. As a closing condition to the Tinho Acquisition, Tinho was to provide audited financial statements for the fiscal years 2013, 2012 and 2011 on or prior to February 28, 2014. In connection therewith, Tinho retained Marcum Bernstein & Pinchuk LLP ("Marcum"), the Company's auditors, to conduct the required audit.

During the exclusivity period, the Company became unsatisfied with a number of developments relating to Tinho's preparations for the Tinho Acquisition, including but not limited to Tinho's failure to comply with various due diligence requests and other conditions of the LOI. As a result, the Company determined to let the LOI expire on its terms and rejected Tinho's requests for extension or, in the alternative, break-up and other Tinho Acquisition-related expenses.

On June 23, 2014, the Company was notified by Marcum that Marcum had received from the Chief Executive Officer of Tinho an audio recording of telephone conversations between the Chief Financial Officer of the Company and the Chief Executive Officer of Tinho, which appeared to have taken place during the exclusivity period of the LOI. The recording contained certain statements about the Company and certain of its officers and directors that Marcum requested the management and Board of Directors of the Company to address. On June 25, 2014, the Company's Board formed a Special Committee, consisting of three independent directors, to conduct a voluntary internal review of the statements in the audio recording, and it retained Dorsey & Whitney LLP as legal counsel and FTI Consulting, Inc. as forensic expert to assist the Special Committee to conduct the voluntary internal review. As of the date of this report, the voluntary internal review is still ongoing; no conclusions have been made by the Special Committee.

On August 15, 2014, the Company delayed the filing of its June 30, 2014 10-Q because the ongoing nature of the internal review could impact the Company's results for the reporting period and prior periods. In the course of the internal review, it was brought to the Company's attention that certain changes were made to an existing trust arrangement under which approximately RMB120 million of cash assets (the "Trust Assets") of Jiangsu Leimone Electronics Co., Ltd., one of the Company's subsidiaries, was placed in trust with New Times Trust Co., Ltd. ("Trustee"), with an 8% annual return rate. By the terms of the trust documents, as amended, the Trust Assets were loaned out to Jingdong Weiye Technologies Co. Ltd., and such loan, including any interest on the outstanding principal, becomes due in full upon the termination of the trust arrangement in March and May 2015. Pursuant to the terms of the trust documents, the loan can be repaid and the trust arrangement can be terminated prior to the scheduled termination date with the Trustee's consent. The Company is evaluating the impact of these changes and will further describe and reflect any material changes to the Company's business or results of operations in its June 30, 2014 10-Q, which it intends to file within the time frame discussed in Item 3.01 above. Separately, the Company will make a decision as to whether any remedial action, such as any changes to the Company's internal control over financial reporting or disclosure controls and procedures, will be necessary after the internal review is completed.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits.

99.1   Press Release, dated August 26, 2014
99.2   Resignation Letter, dated August 20, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOOM TECHNOLOGIES, INC.

Date: August 26, 2014	By: /s/ Lei Gu Lei Gu Chief Executive Officer